UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2008

SYMMETRY MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-116038	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582

(Address of Principal executive offices, including Zip Code)

(574) 268-2252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                      Completion of Acquisition or Disposition of Assets.

On January 25, 2008, Symmetry Medical Inc. (the “Company”), closed on the purchase of DePuy Orthopaedics, Inc.’s (“DePuy”) New Bedford, MA orthopaedic instrument manufacturing facility.  The Company purchased substantially all of the assets and real estate DePuy held in connection with its New Bedford, MA facility for the purchase price of $45 million in cash, subject to certain closing adjustments (the “Acquisition”).

As previously disclosed in the Company’s Current Report on Form 8-K as filed December 17, 2008, the Company entered into a Waiver, Amendment and Term A-2 Loan Incremental Term Loan Amendment to Amended and Restated Credit Agreement (“Waiver”).  In connection with the Waiver, the Company’s lenders committed to extend additional senior secured credit (the “Incremental Term Loan”) in the amount of $60 million.  The Company closed on the Incremental Term Loan on January 25, 2008 and used a significant portion of the proceeds of that loan to fund the Acquisition.

A copy of the definitive agreement and Waiver entered into by the parties was previously disclosed in the Company’s Current Report on Form 8-K as filed December 17, 2008.

Item 9.01.              Financial Statements and Exhibits

(d)	Exhibits.

99.1	“Symmetry Medical Completes Acquisition of DePuy Orthopaedic Instrument Facility” Press Release issued by Symmetry Medical Inc. dated January 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: January 30, 2008	Name:	Fred L. Hite
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	“Symmetry Medical Completes Acquisition of DePuy Orthopaedic Instrument Facility” Press Release issued by Symmetry Medical Inc. dated January 25, 2008.